Exhibit 2.6

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF INDIANA

INDIANAPOLIS DIVISION

In re:	)	Chapter 11
)
ATA Holdings Corp., et al.,(1))		Case No. 04-19866
	)	(Jointly Administered)
Debtors.	)

REORGANIZING DEBTORS’ FIRST IMMATERIAL MODIFICATION AND
CLERICAL CORRECTION TO THE FIRST AMENDED JOINT CHAPTER 11 PLAN
OF REORGANIZATION FOR THE  REORGANIZING DEBTORS

ATA Holdings Corp. (“Holdings”), ATA Airlines, Inc. (“ATA”), ATA Leisure Corp. (“Leisure”) and ATA Cargo, Inc. (“Cargo”) and American Trans Air Execujet, Inc. (“Execujet”, together with Holdings, ATA, Leisure, and Cargo, the “Reorganizing Debtors”), by counsel, submit their first immaterial modification (“Immaterial Modification”) and clerical correction to the First Amended Joint Chapter 11 Plan Of Reorganization For The Reorganizing Debtors (the “Plan”).

The Immaterial Modification seeks to modify section 1.78 of the Plan.  Currently section 1.78 of the Plan reads as follows:

1.78 “Exhibit Filing Date” means the date on which Exhibits to the Plan, other than the Pre-Annexed Exhibits, shall be filed with the Bankruptcy Court, which date shall be no fewer than ten days prior to the voting Deadline, unless a later date is approved by the Bankruptcy Court.

Under this Immaterial Modification, section 1.78 of the Plan will read:

1.78 “Exhibit Filing Date” means the date on which Exhibits to the Plan, other than the Pre-Annexed Exhibits and Exhibits B, C, and D, shall be filed with the Bankruptcy Court, which date shall be no fewer than ten days prior to the voting Deadline, unless a later date is approved by the Bankruptcy Court.  Final term

(1)

The Debtors are the following entities: ATA Holdings Corp. (04-19866), ATA Airlines, Inc. (04-19868), Ambassadair Travel Club, Inc. (04-19869), ATA Leisure Corp. (04-19870), Amber Travel, Inc. (04-19871), American Trans Air Execujet, Inc. (04-19872), ATA Cargo, Inc. (04-19873), and C8 Airlines, Inc. f/k/a Chicago Express Airlines, Inc. (04-19874).

sheets setting forth the material economic terms to be incorporated into Exhibits B, C, and D shall be filed on or before January 10, 2006, and Exhibits B, C, and D shall be filed on or before Tuesday January 17, 2006.

The Reorganizing Debtors respectfully request that the Court adopt this Immaterial Modification to the Plan.  The changes to the Plan as contemplated by this Immaterial Modification does not affect the ability of the Reorganizing Debtors to perform under the Plan, nor prevent creditors eligible to vote on the Plan from making an informed decision to accept or reject the Plan

The clerical correction requested would correct Article 6.9 of the Plan as follows:

Other Assumed Obligations.  Except as otherwise limited or proscribed in this Plan, all obligations imposed on the Reorganizing Debtors by an order of the Bankruptcy Court approving any agreements or stipulations entered into during the Chapter 11 Cases that are not fully performed by the Effective Date or have not been rejected or terminated or have not expired by their own terms and are not subject to an unperformed condition precedent that can only occur within the Chapter 11 cases will be assumed obligations of the applicable Reorganized Company to the extent such obligations have not been performed, rejected, or terminated by the Reorganizing Debtors.  Without limiting the foregoing, Reorganized ATA agrees that it will be obligated with respect to the Restructuring Term Sheet, the 1996-1997 EETC Approval Order and to fully pay the City Loans in accordance with their original contractual terms as provided in the Amended Midway Term Sheet.  Notwithstanding anything in this Plan to the contrary, that certain Severance Agreement dated August 31, 2005 and that certain Non-competition and Confidentiality Agreement dated August 31, 2005, both of which were executed by and among J. George Mikelsons, the Reorganizing Debtors, Ambassadair Travel Club, Inc., Amber Travel Inc., American Trans Air Execujet, Inc. and C8 Airlines, Inc. as authorized by the Bankruptcy Court in the Chapter 11 Cases, are hereby incorporated by reference into this Plan and will be assumed obligations of the Reorganized Companies as of the Effective Date.

Striking the above phrase was a correction that in error was omitted from the final version of the Plan.  The correction does not change the intended meaning of the Article, and the Reorganizing Debtors request that the Court adopt this clerical correction.

WHEREFORE, the Reorganizing Debtors request that the Court allow the adoption of this Immaterial Modification and clerical correction as set forth herein into proposed Plan and for all other relief proper in the premises.

Respectfully submitted,

BAKER & DANIELS LLP

	By:	/s/ Terry E. Hall

James M. Carr (#3128-49)	Attorneys for the Debtors and Debtors-in-Possession
Terry E. Hall (#22041-49)
Stephen A. Claffey (#3233-98)
Jeffrey C. Nelson (#25173-49)
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
Telephone: (317) 237-0300
Facsimile: (317) 237-1000
jim.carr@bakerd.com
terry.hall@bakerd.com
steve.claffey@bakerd.com
jeffrey.nelson@bakerd.com

Wendy W. Ponader (#14633-49)
Ponader & Associates, LLP
5241 North Meridian Street
Indianapolis, Indiana 46208
Telephone: (317) 496-3072
Facsimile: (317) 257-5776
wponader@ponaderlaw.com

CERTIFICATE OF SERVICE

The undersigned hereby certifies that the foregoing was served this 6th day of January, 2006, by electronic mail on the Core Group, the 2002 List and the Appearance List.

/s/ Terry E. Hall